                                                              Exhibit (a)(1)(MM)
                            SUPPLEMENT NO. 3 TO THE
                           OFFER TO PURCHASE FOR CASH
                            ANY AND ALL OUTSTANDING
                         SHARES OF CLASS A COMMON STOCK
                                       OF
                               PCORDER.COM, INC.
                                       AT
                              $6.375 NET PER SHARE
                                       BY
                             TRILOGY SOFTWARE, INC.
                             DATED NOVEMBER 6, 2000

THE OFFER HAS BEEN EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL NOW EXPIRE AT
 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 19, 2000, UNLESS THE
                           OFFER IS FURTHER EXTENDED.


   THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 25, 2000, BY AND AMONG TRILOGY SOFTWARE, INC., POI ACQUISITION CORP., INC. AND PCORDER.COM, INC.

   THE BOARD OF DIRECTORS OF PCORDER.COM, INC., BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, (A) HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF PCORDER.COM, INC.'S STOCKHOLDERS (OTHER THAN TRILOGY SOFTWARE, INC. AND ITS AFFILIATES), (B) HAS APPROVED THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND
(C) RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

   DAIN RAUSCHER WESSELS, FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, HAS DELIVERED AN OPINION TO THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF PCORDER TO THE EFFECT THAT, AS OF OCTOBER 24, 2000, AND SUBJECT TO THE QUALIFICATIONS, ASSUMPTIONS AND LIMITATIONS STATED IN ITS OPINION, THE CASH CONSIDERATION PROPOSED TO BE RECEIVED BY PCORDER.COM, INC.'S STOCKHOLDERS (OTHER THAN TRILOGY SOFTWARE, INC. AND ITS AFFILIATES) IN THE OFFER AND THE MERGER WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS.

   THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THIS OFFER IS SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED HEREIN.

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A common stock, par value $0.01 per share (the "SHARES" or the "CLASS A COMMON STOCK"), of pcOrder.com, Inc. ("PCORDER") should either (i) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal, or such facsimile and any other required documents to the Depositary (as defined in the Offer to Purchase) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer--Section 3. Procedures for Tendering Shares" in the Offer to Purchase, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

   Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer--Section 3. Procedures for Tendering Shares" in the Offer to Purchase.

   Questions and requests for assistance or for additional copies of the Offer to Purchase, the first supplement to the Offer to Purchase dated November 17, 2000, Supplement No. 2 to the Offer to Purchase dated November 20, 2000, this Supplement No. 3, the related Letter of Transmittal or other Offer materials may be directed to MacKenzie Partners, Inc. (the "INFORMATION AGENT") or SG Cowen Securities Corporation (the "DEALER MANAGER") at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                ---------------

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ---------------

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

                      The Dealer Manager for the Offer is:

                        SG COWEN SECURITIES CORPORATION

The date of this Supplement No. 3 to the Offer to Purchase is December 7, 2000.

To the Holders of Class A Common Stock of pcOrder.Com, Inc.:

                                  INTRODUCTION

   The following information amends and supplements the Offer to Purchase dated November 6, 2000 (the "OFFER TO PURCHASE"), as supplemented by the first supplement to the Offer to Purchase dated November 17, 2000 ("SUPPLEMENT NO. 1"), and Supplement No. 2 to the Offer to Purchase dated November 20, 2000 ("SUPPLEMENT NO. 2") of Trilogy Software, Inc., a Delaware corporation ("TRILOGY"), pursuant to which Trilogy is offering to purchase any and all outstanding shares of Class A common stock, par value $0.01 per share (the "SHARES" or the "CLASS A COMMON STOCK"), of pcOrder.com, Inc. ("PCORDER"), at $6.375 per Share, net to the tendering stockholder in cash (the "OFFER PRICE"), upon the terms and subject to the conditions set forth in the Offer to Purchase, Supplement No. 1, Supplement No. 2, this Supplement No. 3 and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "OFFER").

   This Supplement No. 3 should be read in conjunction with the Offer to Purchase, Supplement No. 1 and Supplement No. 2. The terms and conditions set forth in the Offer to Purchase, Supplement No. 1, Supplement No. 2 and the Letter of Transmittal previously mailed to stockholders remain applicable in all respects to the Offer. Capitalized terms used but not defined herein have the meaning assigned to them in the Offer to Purchase, as supplemented by Supplement No. 1 and Supplement No. 2.

   STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE, SUPPLEMENT NO. 1, SUPPLEMENT NO. 2, THIS SUPPLEMENT NO. 3 AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

   Trilogy has filed with the SEC an Offer Statement on Schedule TO, as amended, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedule TO also constitutes Trilogy's Rule 13E-3 Transaction Statement on Schedule 13E-3 furnishing certain additional information applicable to "going private" transactions. pcOrder and Sub have filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3, together with all exhibits thereto, pursuant to Rule 13(e)-3 under the Exchange Act, furnishing certain additional information applicable to "going private" transactions. In addition, pcOrder has filed a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such filings and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "The Tender Offer--Section 7. Certain Information Concerning pcOrder" of the Offer to Purchase (except that they will not be available at the regional offices of the SEC).

                               TABLE OF CONTENTS*

                                                                            PAGE
                                                                            NO.
                                                                            ----
SPECIAL FACTORS............................................................ S-3
  Certain Litigation....................................................... S-3
THE TENDER OFFER........................................................... S-4
  1. Terms of the Offer; Expiration Date................................... S-4

--------
*The captions included in this Table of Contents correspond to captions in the Offer to Purchase, and the supplemental information set forth under each such caption in this Supplement No. 3 amends and supplements the information set forth under the corresponding caption in the Offer to Purchase, Supplement No. 1 and Supplement No. 2.

                                SPECIAL FACTORS

CERTAIN LITIGATION

   The discussion set forth in "Special Factors--Certain Litigation" of the Offer to Purchase is amended and restated in its entirety as follows:

   On October 25 and 26, 2000, and November 1, 2000, following the joint press release of Trilogy and pcOrder on October 25, 2000 announcing the Merger Agreement, five purported stockholder class action lawsuits were filed against pcOrder, its five directors, and Trilogy in the Delaware Court of Chancery entitled Sidney Issacs v. pcOrder.com, et al., C.A. No. 18454; Thomas L. Hanley
v. pcOrder.com, et al., C.A. No. 18458NC; Andy Hickman v. pcOrder.com, et al. C.A. No. 18455; Amy Collins v. pcOrder.com, et al., C.A. No. 18459NC and Jeanette Corpus v. pcOrder.com, et al., C.A. No. 18472NC (collectively the "DELAWARE LAWSUITS"). On October 26, 2000, November 8, 2000, and November 28, 2000, three similar purported class action lawsuits (the "TEXAS LAWSUITS") were filed against the same defendants in the District Court of Travis County, Texas entitled James F. Martens v. pcOrder.com et al., Cause No. GN003141 ("MARTENS"), Jerry Krim v. pcOrder.com et al., Cause No. GN003237 ("KRIM #1"), and Marilyn Stahl v. pcOrder, et al., Cause No. GN003407 ("STAHL"). The Delaware Lawsuits have since been voluntarily dismissed without prejudice.

   According to Martens, the individual defendants breached their fiduciary duty to the stockholders of pcOrder in connection with the Merger Agreement by failing to provide an appropriate process for eliciting and evaluating bids. Martens further alleges that the actions of the individual defendants were taken solely to serve their own interests and/or the interests of pcOrder's largest stockholder, while inhibiting the "maximization" of stockholder value. Martens also alleges that pcOrder's earnings results were withheld until after the Merger Agreement was announced in order to artificially limit the price of the Shares. On November 17, 2000, the defendants removed Martens from Texas state court to Federal court and shortly thereafter filed a motion to have the Federal court dismiss Martens with prejudice on the grounds that the plaintiff's claims are preempted by the Securities Litigation Uniform Standards Act of 1998. On November 30, 2000, the plaintiff attempted without leave of court to have the Federal court dismiss Martens without prejudice. On December 5, 2000, in connection with a hearing on Stahl (discussed below), the Federal court indicated that it would grant a motion for remand of Martens back to state court. On December 6, 2000, plaintiff filed such a motion and the Federal court remanded Martens to state court.

   The allegations in Krim #1, while not identical to those in Martens, claimed essentially the same basic grounds for relief. Krim #1 alleged that the defendants breached their fiduciary duty to the stockholders of pcOrder by orchestrating the purchase of the Shares so that the public stockholders were deprived of an "adequate" or "fair" price. It also alleged that Trilogy has a conflict of interest and committed this breach of fiduciary duty solely to benefit itself in the Offer and the Merger. The individual defendants were alleged to have "acquiesced" in Trilogy's wrongdoing. Krim #1 also alleged that pcOrder's earnings results were withheld until after the Merger Agreement was announced in order to artificially limit the price of the Shares. On December 5, 2000, the defendants removed Krim #1 to Federal court. On December 6, 2000, the plaintiff amended his complaint to repeat the allegations of Krim #1 and add allegations of violations by the defendants of their disclosure obligations under the Federal securities laws in the prospectuses used by pcOrder in connection with its initial public offering in February 1999 and its December 1999 follow-on offering and the tender offer materials being used in connection with the Offer (as so amended, Jerry Krim v. pcOrder.com et al., Civil Action No. A-00-CA-776-SS, in the United States District Court for the Western District of Texas, Austin Division ("KRIM #2")). These new allegations include claims that pcOrder did not have budget or expense controls or the ability to report meaningful operating financial information on a timely basis at the time of its February 1999 initial public offering or its December 1999 follow-on offering and thus the operating expenses, net income figures, statements of cash flows and balance sheets included in the prospectuses relating to those securities offerings were false and misleading. These new allegations also include a claim that the materials relating to the Offer are false and misleading because they do not contain projections beyond the fourth quarter of 2001 or disclose whether the pcOrder Board or pcOrder Special Committee considered such projections in deciding to approve the Offer and the Merger. The defendants believe that the new allegations are without merit and intend to vigorously defend against them.

   The allegations of Stahl are virtually identical to those of Martens. On November 28, 2000, a Texas state court, on the ex parte application of the plaintiff, issued a temporary restraining order in Stahl that prohibited Trilogy and pcOrder from proceeding with the Offer pending a hearing, which the court scheduled for December 12, 2000, on plaintiff's motion for a preliminary injunction against the Offer. On December 1, 2000, the defendants removed Stahl from Texas state court to Federal court. On December 5, 2000, the Federal court remanded Stahl back to state court. On December 6, 2000, upon the stipulation of the parties, the state court dissolved the temporary restraining order and confirmed that the hearing on the plaintiff's preliminary injunction motion would proceed on December 12, 2000, as scheduled.

   All of the Texas Lawsuits seek declarations that the defendants breached their fiduciary duties (or acquiesced in the breach), unspecified damages and an award of attorneys' fees, among other relief, except that Stahl does not claim monetary damages. All of the Texas Lawsuits include a request for an injunction declaring the suits maintainable as class actions. Each of the Texas Lawsuits seeks to enjoin the transactions contemplated by the Merger Agreement, including the Merger and the Offer, or to rescind the transactions in the event they are consummated or to obtain rescissory damages. All of the Texas Lawsuits also seek further declarations that the approval of the Merger Agreement constituted a breach of fiduciary duty and as a result is a nullity, and a further injunction directing the individual defendants to obtain a transaction that is in the best interests of stockholders. Stahl also seeks a declaration ordering Trilogy to disseminate corrected Offer materials.

   Although Krim #2 and Martens include general claims for injunctive relief, to the knowledge of pcOrder and Trilogy, neither of the plaintiffs in those cases has filed a motion seeking a court order prohibiting the closing of the Offer or the Merger. The complaints in the Texas Lawsuits have been filed as exhibits to the Offer Statement on Schedule TO filed by Trilogy on November 6, as amended, and the Rule 13E-3 Transaction Statement on Schedule 13E-3 filed by pcOrder and Sub on November 17, 2000, as amended. See "The Tender Offer--
Section 15. Miscellaneous" in the Offer to Purchase.

                                THE TENDER OFFER

1. Terms of the Offer; Expiration Date.

   The discussion set forth in "The Tender Offer--Section 1. Terms of the Offer; Expiration Date" of the Offer to Purchase is amended and supplemented as follows:

   EXPIRATION DATE

   Trilogy has extended the Offer to acquire any and all of the outstanding Shares of pcOrder for $6.375 per Share, net to the tendering stockholder in cash. The Offer and withdrawal rights will now expire at 12:00 midnight, New York City time, on Wednesday, December 19, unless the Offer is further extended.

   Trilogy has been informed by the Depositary that, based on the Depositary's preliminary count, 4,761,440 Shares (or approximately 76.3% of the outstanding Shares), including Shares tendered by guaranteed delivery, had been tendered as of the close of business on December 6, 2000. These tendered Shares, when combined with the 10,312,620 shares of Class B common stock already owned by Trilogy (which are convertible into an equivalent number of Shares), if purchased pursuant to the Offer, would result in Trilogy owning a total of 15,078,060 Shares, or approximately 91.1%, of the total then-outstanding Shares upon conversion of all such shares of Class B common stock. As a result, Trilogy would own sufficient Shares to complete the Merger as a Short Form Merger without a vote of the stockholders of pcOrder. See "Introduction" and "Special Factors--The Merger Agreement--The Merger."

                                          Trilogy Software, Inc.

December 7, 2000